Exhibit 10.16

Catalyst Paper Corporation
16th Floor, 250 Howe Street
Vancouver, British Columbia
Canada V6C 3R8

Tel: 604.654.4000
Fax: 604.654.4048
March 12, 2007
Personal & Confidential
Richard Garneau
313 Henri Jarry
Beaconsfield, Quebec
H9W 6E7
Dear Richard,
I am very pleased to offer to you the position of President and Chief Executive Officer of Catalyst Paper Corporation (the “Company”). In this capacity you will report to the Board of Directors of the Company. The terms and conditions of your employment with the Company are set out in this document.
Effective Date:
Your appointment to the position will be effective on a mutually agreed to date that is not expected to be later than March 26th, 2007.
Location:
The position will be located in Vancouver, B.C.; however there will be some business travel that will be expected with your position.
Base Salary:
Your base salary will be $612,000 per year commencing on your first day of employment with the Company.
Short Term Incentive Program:
You will be eligible for additional annual cash compensation of up to an annual maximum of $806,500 under the Company’s Short Term Incentive Program (STIP). The STIP will be allocated between an individual component (individual performance contribution over and above normal job expectations, as identified in predetermined objectives established by the Board); and a corporate performance component.

The amount paid each year will be established at the end of the year, based on your performance review and actual corporate performance. You will receive 75% of your STIP award in the form of cash and upon implementation of the Restricted Share Unit Plan referred to below, you will receive 25% of your STIP award in Restricted Share Units (RSUs), which will have a maximum vesting period of three years. At your discretion you may elect to receive some, or all, of the cash component in RSUs.
Mid-Term and Long-Term Incentive Program:
You will be eligible to participate in the Mid-Term and Long-Term Incentive Plan (the “MLTIP”), which will provide you with the potential to receive an annual maximum value of $1,112,000. The Company is in the process of implementing a Restricted Share Unit Plan, which is subject to shareholder approval. Each RSU issued under the Plan will entitle the holder to receive one common share of the Company, subject to the attainment of any vesting conditions attached to the RSUs.
If the Restricted Share Unit Plan is approved, the MLTIP award will be allocated evenly in the form of Performance Share Units (RSUs with Performance Conditions), which will make up the Mid-Term component of the MLTIP and Stock Options, which will make up the Long-Term Incentive component of the MLTIP. The Performance Share Units (PSU) and Stock Options will have the following characteristics:
•
50% of the annual maximum value of the MLTIP or $556,000 will be granted in the form of PSUs. The PSUs will vest three years after their date of grant, subject to the attainment of corporate and/or personal performance criteria established by the Board at the time the PSUs are granted. At the end of the three year period, actual performance will be compared against the performance targets to determine the actual number of PSUs which will vest. PSUs which do not vest will expire.

•
The three year PSU pool is established at year one with the number of units to be granted determined by the deemed share price on the first day of your employment. 0% to 100% of the units in the pool will be distributed at the end of year three based on the results of the performance evaluation.

•	The remaining 50% of the annual maximum value of the MLTIP ($556,000) will be provided in the form of Stock Options which will vest and be distributed using the same methodology described above.
•
The three year LTIP Stock Option pool is established in year one with the number of options determined by the deemed share price on the date of grant factored by the Hay Modified Black Scholes method of options valuation.

•	Should you voluntarily leave the employ of the Company or have your employment terminated by the Company for Cause, any PSUs or Stock Options that have not yet vested will be forfeited.

Automobile:
The Company will purchase for your personal use an automobile valued at up to $70,000 (inclusive of tax and other charges). The automobile will be registered in your name. The provision of the automobile will constitute a taxable benefit for you.
Benefits:
You and your dependents will be eligible for coverage under the Company’s Flexible Benefits Program. A summary of the Flexible Benefits Plan for permanent employees is attached for your information. Please note these benefits are provided while you are in active employment. On resignation or termination for Cause, all health and welfare benefits will cease. Upon retirement you will be eligible for participation in the Salaried Employees’ Post-Retirement Benefits Plan. It is also expressly understood that the provision of these benefits may be subject to change and the Company reserves the unilateral right to amend any of the benefits plans.
Pensions:
You will be eligible to participate in the Salaried Employees’ Defined Contribution Pension Plan. Under this plan, the Company will contribute up to 7% of your annual eligible earnings to the Plan, up to the maximum allowed by the Canadian Revenue Agency. The maximum contribution for 2007 is $20,000. Coverage under the pension plan will commence on your start date.
Supplemental Executive Retirement Plan:
You will be eligible to participate in a Supplemental Executive Pension Plan (the “Plan”) having the following basic characteristics:
•
An allocation of $300,000 will be made to a notational account in your name on January 1st of each year. On January 1, 2008 the allocation will be prorated based on the number of months of your employment in 2007.

•
Notational investment income (positive or negative) will be credited each month to your account based on the change in the month end unit value of the balanced fund investment option(s) offered under the defined contribution segment of the Company’s basic pension plan.

•	All allocated amounts will vest once the allocations have been made.
•
The Plan is not registered with the Canada Revenue Agency and is not subject to pension benefit standards legislation. The benefit is paid from general company revenues and is secured by a Letter of Credit held in trust with CIBC Mellon.

Vacation:
Your annual vacation entitlement will initially be five (5) weeks (4 weeks regular plus 1 week through Flex). Vacation entitlements will be as outlined in the attached benefit summary.
Executive Health:
You will be eligible for Executive Health Services offered through a relationship with Medisys Health Group. As part of this benefit you are eligible for an annual Executive Health & Lifestyle Assessment at any one of the Medisys’ clinics in Vancouver.
Supplementary Compensation:
Subject to approval of the Restricted Share Unit Plan, you will be provided with a one time RSU grant of 50,000 restricted share units, which will have a three year vesting period. This supplementary compensation will take the place of any allowances for housing subsidies.
Relocation Assistance:
Enclosed is a summary of the relocation expenses the Company will reimburse you for during your relocation from Montreal to Vancouver. Prior to commencing your relocation, the Director of Compensation and Benefits will contact you to commence this process and arrange a meeting with our contracted Real Estate Agency — REMAX Relocation Services.
You will be paid a moving allowance equivalent to one month’s base salary for reimbursement of your moving expenses. The allowance will be paid to you on the first available payroll. Please refer to the attached relocation summary for information regarding taxation and legislative requirements.
Termination of Employment for Cause:
The Company may terminate your employment at any time for Cause and in that event, the Company will have no further obligations to you other than to provide you with payment of your regular salary and accrued and untaken vacation to the date of termination. For greater certainty, all entitlements under the STIP and the MLTIP will immediately terminate, other than for any entitlement which has vested as of the date of termination.
Cause for the purpose of this Agreement includes theft, fraud, dishonesty or misconduct by you involving the property, business or affairs of the Company or the carrying out of your duties.
The date of termination for the purpose of this Agreement means the later of the date you give or receive notice of termination of employment or the date specified in the notice of termination of employment as the effective date of termination.

Termination of Employment without Cause:
The Company may also terminate your employment for other than Cause by paying you within 14 days of the date of termination in lieu of working notice of termination a lump sum calculated as follows:
1.	An amount equal to your base salary for two years following the date of termination.
2.	An amount in lieu of any cash entitlement during the two years following the date of termination to STIP (“Cash Bonus”) such amount to be calculated as follows:
(a)
if you have been employed by the Company for less than one fiscal year at the date of termination, an amount equal to the two times 25% of your maximum potential payout of Cash Bonus for the then current fiscal year of the Company;

(b)
if you have been employed by the Company for longer than one fiscal year but less than two fiscal years at the date of termination, an amount equal to two times the amount of actual Cash Bonus paid to you in the fiscal year immediately prior to fiscal year in which your employment is terminated; or

(c)
if you have been employed by the Company for longer than two fiscal years at the date of termination, an amount equal to two times the average of the actual Cash Bonus paid to you in the two fiscal years immediately prior to the fiscal year in which your employment is terminated unless the date of termination is less than two years from your normal retirement date, in which case an amount equal to the average actual Cash Bonus paid to you in the two fiscal years immediately prior to the fiscal year in which your employment is terminated multiplied by a fraction where the numerator is the number of days between the date of termination and your normal retirement date and the denominator is 365; and

3.
All benefits and perquisites shall terminate as of the date of termination and all obligations, if any, of the Company to you in respect of any RSUs or LTIP shall terminate as of the date of the termination and any further ability for you to exercise any RSUs or Rights will be governed by the terms and conditions of the applicable plans.

Privacy:
In accepting this employment offer, you agree that the Company may collect, use, and disclose your personal information for the purposes of effectively administering the terms and conditions of your employment. The Company will comply with the Personal Information Protection Act of British Columbia ( the “Privacy Act”) and use any information as outlined in the Catalyst Paper Privacy Policy (attached).

Confidentiality:
You agree that as a result of the performance of your duties as an employee, you will acquire knowledge of the business of the Company. You agree that except with the permission of the Company, you will not use or disclose such non-public information to any unauthorized person so long as you are subject to an employment agreement with this Company or at any time thereafter.
You also expressly acknowledge and agree that the knowledge and experience that you will gain as an employee will not be used in any manner which could be detrimental to the business interests of the Company whether during the currency of your employment with this Company or at any time following the termination of your employment with the Company.
You have reviewed the above terms and you expressly agree that all of the restrictions in this Agreement are necessary and fundamental to the protection of the legitimate business interests of the Company and as such, all defenses to the strict enforcement of these provisions by the Company are waived by you.
To acknowledge your acceptance of this offer of employment, please sign and return the enclosed copy of this letter to me.
Richard, on behalf of the Board of Directors, we are looking forward to working with you in your new role at Catalyst Paper, and the results that will be realized through your effective leadership and contribution.
Yours truly,
CATALYST PAPER CORPORATION
Michel Desbiens — Director
c/o Gary Collins — Chair, Human Resources & Governance Committee
cc: Ferio Pugliese, Vice President Human Resources
I, Richard Garneau, agree to and accept the terms and conditions of the offer of employment with Catalyst Paper Corporation as outlined in this letter.

(Signature)	(Date)

SCHEDULE A
Schedule of Benefits on Termination without Cause
On your Termination without Cause the following benefits coverage will remain in place during your Salary Continuance Period.
1.	Medical Services Plan

The Company will continue to provide coverage for you and your eligible dependents under the Provincial Medical Services Plan.

2.	Extended Health and Dental Plans

The options you have selected under the Company’s Selection Flex Benefits program will continue to be in place during your Salary Continuance Period unless you make a written request to cancel this coverage.

3.	Health Spending Account

You will be able to continue charging eligible expenses to this account up to the current balance in your account. You may not elect to direct additional funds to this account.

4.	Group Life and Optional Life Insurance

Your current level of Basic Group Life Insurance coverage will continue. You may not elect to increase this insurance coverage. You will have 31 days after your Termination Date to convert your Group Life Insurance to an individual life insurance policy without having to provide medical evidence of insurability.

While all Option Life Insurance coverage (employee, spousal or child) will cease at the commencement of the Salary Continuance Period, you will have 31 days to convert this coverage to an individual policy, without having to provide medical evidence of insurability. If you wish to covert this coverage, contact Manulife Financial at:

(604) 678-1624 — Linda Burns OR
(604) 678-1625 — Linda LaPorte
5.	Long Term Disability

Our Long Term Disability policy does not allow us to extend coverage to individuals during periods of Salary Continuance. We will, however, for the period of Salary Continuance, reimburse you for premiums associated with an individual Long Term Disability Insurance policy should you wish to purchase this. If you wish to pursue this option, the Company will assist with securing an appropriate provider of this benefit.

6.	Executive Health Services

You will continue to be eligible for Executive Health Services offered through Medisys Health Group.

7.	Post-Retirements

You will be eligible for post-retirement benefits, as per the terms of the Salaried Employee Post-Retirement Benefit plan on your Termination Date.

8.	Change in Benefit Plans and Programs

The Company reserves the right to amend and discontinue any of the benefit plans and programs referred to in this letter. Should the Company change any of these benefit plans and programs, the benefits to which you will be entitled shall change in the same manner.